Exhibit 23.6

UEN: T12LL1223B GST Reg No.: M90367663E

Tel: (65) 6227 5428

No. 20 Maxwell Road, #11-09/11 Maxwell House, Singapore 069113.

Website : www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form F-1 Registration Statement Amendment No. 1 of Bit digital, Inc. of our report dated March 30, 2021 relating to the consolidated financial statements of Bit Digital, Inc. as of December 31, 2020 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Singapore

April 12, 2021